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Exhibit 10.1

March 7, 2000

The Genesis Group grants MediQuik Services, Inc. permission to quote the following from information provided by the 1996 report titled "The Diabetes Dilemma Managing Markets and Technology":

"The U.S. demand for diabetes monitoring and maintenance, supplies, pharmaceuticals and equipment is expected to be $4.692 billion by 2000 and $6.545 billion by 2005, as both the U.S. population and the incidence of diabetes appear to be increasing according to a March 1996 report of the Genesis Group Associates, Inc. entitled "The Diabetes Dilemma Managing Markets and Technology:. The Genesis Report also indicates that on a worldwide basis, Johnson & Johnson, Boehringer Mannheim, Bayer and Medisense, Inc. are the major manufacturers in the field."



/s/ LARRY SCHLEGEL
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Larry Schlegel
The Genesis Group

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